EXHIBIT 99.1
KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2012 FOURTH QUARTER RESULTS

BRIDGETON, MO – April 1, 2013 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the fourth quarter of 2012 of $9.1 million, or $1.14 per share, versus net income of $8.5 million, or $0.32 per diluted share, in the fourth quarter of 2011. The fourth quarter 2012 included a one-time impairment charge of $7.5 million, whereas the fourth quarter of 2011 included a one-time gain of $11.1 million on the sale of a discontinued business. Loss from continuing operations was $9.0 million in the fourth quarter of 2012 compared to $2.2 million in the fourth quarter of 2011. Operating loss was $8.8 million, or 38.9% of net sales, in the fourth quarter of 2012.  Excluding the one-time impairment charge the operating loss was $1.3 million, or 5.7% of net sales in the fourth quarter of 2012, compared to $1.7 million, or 7.7% of net sales, for the same period in 2011.

Financial highlights for the fourth quarter of 2012, as compared to the same period in the prior year, included:

●
Net sales in the fourth quarter of 2012 were $22.6 million, which is flat compared to the same period in 2011.  Net sales increased approximately 1.0% due to pricing and currency translation changes which were offset by a 1.0% decrease due to volume shortfall in our Continental and Glit business units.

●
Gross margin was 11.8% in the fourth quarter of 2012, an increase from 10.3% in the fourth quarter of 2011.  The increase was primarily a result of higher labor productivity and lower raw material prices.

●
Selling, general and administrative expenses were $3.9 million for the fourth quarter of 2012 compared to $4.0 million in the fourth quarter of 2011. The variance was primarily due more favorable claims experience related to group insurance in the current year.

Katy also reported a net loss for the year ended December 31, 2012 of $15.1 million, or $1.90 per share, versus net income of $4.8 million, or $0.18 per diluted share, for the year ended December 31, 2011. The year ended December 31, 2012 included a one-time impairment charge of $7.5 million, whereas the year ended December 31, 2011 included a one-time gain of $11.1 million on the sale of a discontinued business. Loss from continuing operations was $13.3 million in 2012 compared to $7.2 million in 2011. Operating loss was $12.7 million, or 12.6% of net sales.  Excluding the one-time impairment charge the operating loss was $5.2 million, or 5.2% of net sales for the year ended December 31, 2012, compared to $5.9 million, or 5.8% of net sales, for the same period in 2011.

Financial highlights for the year ended December 31, 2012, as compared to the year ended December 31, 2011, included:

●
Net sales for the year ended December 31, 2012 were $100.5 million, a decrease of $2.0 million, or 2.0%, compared to 2011. The majority of the decrease was a result of volume shortfall in our Wilen and Glit business units. Net sales increased approximately 0.5% year over year due to pricing changes.

●
Gross margin was 11.6% for the year ended December 31, 2012, an increase of 0.5 percentage point from the prior year. Gross margin was impacted by an unfavorable LIFO adjustment of $0.6 for the years ended December 31, 2012 and December 31, 2011 resulting from inventory fluctuations.  Excluding the LIFO adjustment in both periods, gross margin increased by 0.6 percentage points from the year ended December 31, 2011. The increase was primarily a result of improved material costs in our operations related to resin and cotton prices and labor productivity, partially offset by higher material costs in our Glit operation.

●
Selling, general and administrative expenses were $16.8 million for the year ended December 31, 2012, a $0.1 million increase from the prior year. The increase was primarily due to higher legal costs related to environmental claims.

Loss from discontinued operations was $1.6 million for the year ended December 31, 2012; compared to income from discontinued operations of $0.9 million for the year ended December 31, 2011. Katy also reported a loss from the sale of the Gemtex division of $0.3 million in 2012 and a gain on sale of the DISCO division of CCP of $11.1 million in 2011.

Operations provided $2.7 million of free cash flow in 2012 compared to using $7.9 million during the prior year. The current year provided cash as a result of a decrease in inventory and accounts receivable and a refund of $2.6 million cash collateralization of letters of credit in connection with the termination of the PNC Credit Agreement, which was partially offset by an increase in accounts payable. The usage in the prior year was a result of an increase in inventory, the $2.6 million letter of credit cash collateralization payment to PNC Bank, N.A., a decrease in accounts payable as we worked to improve payment history with our vendors, and a decrease in accrued expenses due to lower rebate and casualty insurance accruals.  Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at December 31, 2012 was $10.9 million versus $14.4 million at December 31, 2011.

“The fourth quarter saw an improvement in gross margin as we focus on labor productivity and raw material prices.” said David J. Feldman, Katy’s President and Chief Executive Officer. “In 2012 we were able to significantly reduce our outstanding debt and as we finalize the last pieces of our reorganization we look forward to a more profitable 2013.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2012. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011

Net sales	$22,637	$22,663	$100,460	$102,464
Cost of goods sold	19,964	20,326	88,846	91,219
Gross profit	2,673	2,337	11,614	11,245
Selling, general and administrative expenses	3,958	4,019	16,801	16,710
Severance, restructuring and related charges	-	24	-	417
Impairment of long-lived assets	7,515	-	7,515	-
Loss on disposal of assets	-	42	-	58
Operating loss	(8,800)	(1,748)	(12,702)	(5,940)
Interest expense	(195)	(616)	(847)	(1,850)
Other, net	22	137	292	361
Loss from continuing operations before income tax benefit	(8,973)	(2,227)	(13,257)	(7,429)
Income tax (expense) benefit from continuing operations	(17)	(9)	(19)	230
Loss from continuing operations	(8,990)	(2,236)	(13,276)	(7,199)
(Loss) income from operations of discontinued business (net of tax)	(62)	(367)	(1,550)	907
(Loss) gain on sale of discontinued business (net of tax)	-	11,099	(280)	11,099
Net income (loss)	$(9,052)	$8,496	$(15,106)	$4,807

Net (loss) income	$(9,052)	$8,496	$(15,106)	$4,807
Other comprehensive (loss) income
Foreign currency translation	67	(94)	36	103
Pension and other postretirement benefits	(138)	(1,059)	(138)	(1,059)
Total comprehensive (loss) income	$(8,985)	$8,402	$(15,208)	$3,851

Net (loss) income per share of common stock - Basic:
Loss from continuing operations	$(1.13)	$(0.28)	$(1.67)	$(0.91)
Discontinued operations	(0.01)	1.35	(0.23)	1.51
Net (loss) income	$(1.14)	$1.07	$(1.90)	$0.60

Net (loss) income per share of common stock - Diluted:
Loss from continuing operations	$(1.13)	$(0.08)	$(1.67)	$(0.27)
Discontinued operations	(0.01)	0.40	(0.23)	0.45
Net (loss) income	$(1.14)	$0.32	$(1.90)	$0.18

Weighted average common shares outstanding:
Basic	7,951	7,951	7,951	7,951
Diluted	7,951	26,810	7,951	26,810

Other Information:

LIFO adjustment (income) expense	$(55)	$(153)	$623	$564

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	December 31,	December 31,
Assets	2012	2011
Current assets:
Cash	$621	$730
Accounts receivable, net	9,270	11,759
Inventories, net	12,733	15,911
Other current assets	1,456	4,086
Assets held for sale	-	2,319
Total current assets	24,080	34,805

Other assets:
Goodwill	-	665
Intangibles, net	375	2,478
Other	1,835	2,032
Total other assets	2,210	5,175

Property and equipment	80,646	86,638
Less: accumulated depreciation	(70,944)	(68,805)
Property and equipment, net	9,702	17,833

Total assets	$35,992	$57,813

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$6,172	$8,928
Book overdraft	493	946
Accrued expenses	10,198	10,018
Payable to related party	2,250	1,750
Deferred revenue	688	688
Revolving credit agreement	10,903	14,359
Total current liabilities	30,704	36,689

Deferred revenue	1,917	2,605
Other liabilities	5,964	5,904
Total liabilities	38,585	45,198

Stockholders' (deficit) equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(2,463)	(2,361)
Accumulated deficit	(123,881)	(108,775)
Treasury stock	(21,437)	(21,437)
Total stockholders' (deficit) equity	(2,593)	12,615

Total liabilities and stockholders' (deficit) equity	$35,992	$57,813

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Twelve Months Ended
	December 31,	December 31,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(15,106)	$4,807
Loss (income) from discontinued operations	1,830	(12,006)
Loss from continuing operations	(13,276)	(7,199)
Depreciation and amortization	4,117	4,280
Impairment of long-lived assets	7,515	-
Write-off and amortization of debt issuance costs	238	938
Stock-based compensation	(11)	(570)
Loss on sale or disposal of assets	-	58
	(1,417)	(2,493)
Changes in operating assets and liabilities:
Accounts receivable	1,313	(156)
Inventories	1,870	(2,155)
Other assets	3,219	(1,388)
Accounts payable	(2,764)	(1,692)
Accrued expenses	649	(2,020)
Payable to related party	500	1,250
Deferred revenue	(688)	-
Other	206	(410)
	4,305	(6,571)

Net cash provided by (used in) continuing operations	2,888	(9,064)
Net cash provided by discontinued operations	665	1,609
Net cash provided by (used in) operating activities	3,553	(7,455)

Cash flows from investing activities:
Capital expenditures	(844)	(315)
Proceeds from sale of assets	-	82
Net cash used in continuing operations	(844)	(233)
Net cash provided by discontinued operations	863	16,482
Net cash provided by investing activities	19	16,249

Cash flows from financing activities:
Net repayments on revolving loans	(3,481)	(1,048)
Decrease in book overdraft	(453)	(311)
Repayments of term loan	-	(7,444)
Direct costs associated with debt facilities	-	(692)
Net cash used in financing activities	(3,934)	(9,495)

Effect of exchange rate changes on cash from discontinued operations	456	(290)
Effect of exchange rate changes on cash from continuing operations	(203)	402
Net Effect of exchange rate changes on cash	253	112
Net decrease in cash	(109)	(589)
Cash, beginning of period	730	1,319
Cash, end of period	$621	$730

Reconciliation of free cash flow to GAAP Results:

Net cash provided by (used in) operating activities	$3,553	$(7,455)
Capital expenditures	(844)	(415)
Free cash flow	$2,709	$(7,870)